Exhibit 10.25

                              EMPLOYMENT AGREEMENT
                              --------------------

          This Employment Agreement ("Agreement") between Southwest Water Company ("Company") and Anton C. Garnier ("Garnier") is entered into effective March 16, 2006 ("Effective Date"). The Company and Garnier are each a Party and are collectively referred to as the "Parties" to this Agreement.

                              REASON FOR AGREEMENT
                              --------------------

          A. Garnier currently serves as Chairman of the Board of Directors and Chief Executive Officer of the Company ("CEO/Chairman").

          B. As part of an orderly succession process and in accordance with prudent corporate governance practices, the Company has retained an executive recruiting firm to begin a search for a new Chief Executive Officer ("CEO"). It is intended by the Parties that Garnier will continue to serve as CEO/Chairman until a new CEO is in place. Thereafter, Garnier will serve in another capacity and will have other duties and responsibilities as an employee and as a consultant to the Company. The date a new CEO is hired will be referred to as the "Transition Date."

          C. The Parties desire to formalize the terms of their continued employment and consulting relationship.

          THEREFORE, in consideration of the promises and of the covenants and agreements herein provided, the Parties agree as follows:

     1. Term of Employment. The Company will continue to employ Garnier and Garnier will continue employment with the Company beginning as of the Effective Date and continuing for a two year period following the Transition Date, unless earlier terminated as provided by this Agreement ("Employment Term").

     2. Term of Consulting Relationship. Upon the termination of Garnier's employment for reasons other than Cause or Garnier's death or disability, the Company will engage Garnier to serve as a consultant, with such responsibilities and upon the terms set forth in Section 4 and as more fully set forth in a Consulting Agreement. The term of the consulting period will begin immediately following the termination of Garnier's employment and end on June 30, 2010 ("Consulting Term"). The combined period of the Employment Term and the Consulting Term is collectively referred to as the "Term."

     3. Duties and Responsibilities.

          3.1. Duties. Garnier agrees to continue to serve as CEO/Chairman until the Transition Date. During that period Garnier will be responsible for the general supervision of the business and affairs of the Company and will have such other powers, duties and responsibilities as are usually vested in a CEO, subject to the direction of the Board of Directors. Except as otherwise provided in this Agreement, following the Transition Date, Garnier will serve in another agreed upon position and will continue to devote his full business time to the Company during the Employment Period. Following the Transition Date, Garnier will have such duties and responsibilities as may be determined from time to time by the new CEO and the Board of Directors, including to assist with strategic planning and the transition. During the Employment Term, Garnier will maintain comparable offices in Southern California and an executive assistant.


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          3.2. Business Ethics. During the Term, Garnier will perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the industry and in compliance with all applicable laws and the Company's policies and procedures. Garnier understands that it is the Company's policy to conduct its business according to the highest moral, ethical and legal standards and agrees to uphold those standards of business conduct and ethical principles, and comply with all applicable laws and regulations and the Company's Ethics Policy.

     4. Compensation and Method of Payment.

          4.1. Total Compensation.

               4.1.1. Compensation During The Employment Period. Garnier is currently paid a base annual salary of $ 390,000 ("Base Salary") and is eligible for salary review, certain bonus programs and stock option awards subject to review by the Compensation and Organization Committee and Board of Directors. For so long as Garnier serves in the capacity of CEO/Chairman, the Parties do not intend his eligibility for such compensation to change, except as in the ordinary course of business the Compensation and Organization Committee and the Board of Directors may determine. Following the Transition Date and for the remainder of the Employment Term, Garnier will be paid at least the same Base Salary as was in effect on the Transition Date and will be eligible for bonuses and stock options in such amounts as may be approved by the Compensation and Organization Committee and subject to criteria to be established at the discretion of the Board of Directors.

               4.1.2. Compensation during Consulting Term. During the Consulting Term, Garnier will provide services upon request of the Company. To the extent that the Consulting Term begins before the second anniversary of the Transition Date, this Agreement serves as adequate consideration for any consulting services provided by Garnier before the second anniversary of the Transition Date. For consulting services that Garnier may provide at the request of the CEO or the Board of Directors following the second anniversary of the Transition Date, Garnier will be paid such amounts as may be agreed to by the Parties in writing. In addition, during the Consulting Term, Garnier will be eligible to participate in the Company's stock option plan ("Stock Option Plan"), and will have such rights as provided under the Stock Option Plan, including the form of attestation for the exercise of vested options.

               4.1.3. Reasonable Expenses. For so long as Garnier provides services to the Company during the Employment Term, the Company will reimburse Garnier for all reasonable travel, entertainment and other expenses incurred or paid by Garnier in connection with, or related to, the performance of Garnier's duties, responsibilities or services under this Agreement, consistent with the Company's policies for executives upon presentation by the Garnier of documentation, expense statements, vouchers and/or such other reasonable supporting information as the Company may request. After the Transition Date, Garnier will obtain pre-approval from the CEO for expenses.

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               4.1.4. Benefits. For so long as Garnier provides services to the
Company during the Employment Term, Garnier may continue to participate in the Company's executive fringe benefits, health insurance, life insurance, key employee insurance and other plans and programs in effect from time to time for executives of the Company and its affiliates at comparable levels of responsibility. Garnier will not receive these benefits during the Consulting Term.

          4.2. Reservation Of Rights. Notwithstanding any other provision of this Agreement, the Company reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time whether before or after termination of employment without advance notice to or recourse by Garnier; provided that any such changes or terminations are made generally with respect to all executives who are similarly situated to Garnier and are not targeted with respect to Garnier alone.

          4.3. Payment Of Compensation. During the Employment Term, the Company will pay Garnier's Base Salary in accordance with the normal payroll cycle of the Company as established from time to time, subject to applicable taxes, withholding and other required, usual or elected employee deductions. During the Consulting Period, Garnier will be paid on a monthly basis following submission of invoices to the Company.

     5. Termination. Garnier's employment will terminate upon the earliest to occur of any of the following:

          5.1. Expiration Of Term and Voluntary Resignation by Garnier. Garnier's employment will terminate upon the expiration of the Employment Term or upon Garnier's voluntary resignation with 60 days advance written notice.

          5.2. Termination By Company For Cause. The Company may terminate Garnier's employment for "Cause." Garnier's employment will terminate immediately following written notice from the Company to Garnier which identifies the termination provision relied upon and outlines in reasonable detail the circumstances claimed to provide the basis for termination ("Termination Notice"). For the purpose of this Section 5.2, "Cause" for termination will be deemed to include (a) willful acts or omissions by Garnier which could materially adversely affect the Company, which acts or omissions are not remedied within 30 days after a notice of breach is delivered to Executive by the Company; (b) acts or omissions by Garnier which constitute discriminatory, harassing or retaliatory conduct; (c) theft, fraud, dishonesty or Garnier's conviction of a felony; (d) Garnier's breach of his fiduciary duty or duty of loyalty to the Company, including violation of the restrictive covenants in Section 6; and (e) the failure of Garnier to comply with any material term of this Agreement, which failure is not remedied within 30 days notice of breach is delivered to Executive by the Company.

          5.3. Termination by Company Upon Garnier's Disability Or Death. Garnier's employment and service as a consultant will terminate immediately upon the death of Garnier. In addition, the Company may terminate Garnier's employment and service as a consultant upon reasonable determination that Garnier has a permanent disability and is unable to perform his duties and responsibilities with or without reasonable accommodation.

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          5.4. Termination By Company Without Cause. The Company may terminate
Garnier's employment for any reason or no reason upon 60 days written notice to Garnier, provided a "change in control" (within the meaning of Internal Revenue Code Section 280G(b)(2)(A)(i)) has not occurred since inception of this Agreement.

          5.5. Effect Of Termination.

               5.5.1. Termination Due to Expiration Of Term or Voluntary Termination by Garnier. In the event that Garnier's employment terminates upon the expiration of the Employment Term or upon voluntary termination by Garnier, the Company will pay Garnier (a) all accrued but unpaid compensation; (b) reimbursement of approved business expenses; and (c) accrued benefits provided under the Company's benefit plans and as otherwise required by law.

               5.5.2. Termination By Company Upon Garnier's Death. Upon Garnier's death, the Company will pay to Garnier's representatives (a) all accrued but unpaid compensation; (b) reimbursement of approved business expenses; and (c) accrued benefits provided under the Company's benefit plans and as otherwise required by law. In addition, as permitted by law all of Garnier's then unvested stock options will be deemed to have vested in full and become exercisable within one year of his death.

               5.5.3. Termination By Company Upon Garnier's Disability. Upon Garnier's termination related to his Disability, the Company will pay to Garnier
(a) all accrued but unpaid compensation; (b) reimbursement of approved business expenses; (c) accrued benefits provided under the Company's benefit plans and as otherwise required by law; and (d) for the period remaining in the Employment Term if Garnier's employment had not earlier terminated, the difference in Base Salary and amounts paid to Garnier under the Company's disability plans. In addition, as permitted by law all of Garnier's then unvested stock options will be deemed to have vested in full and become exercisable within one year of the termination of his employment due to disability.

               5.5.4. Termination By Company For Cause. In the event of termination for Cause pursuant to Section 5.2, the Company will pay Garnier (a) all accrued but unpaid compensation; (b) reimbursement of approved business expenses; and (c) accrued benefits provided under the Company's benefit plans and as otherwise required by law.

               5.5.5. Termination By Company Without Cause. In the event of the termination of Garnier's employment pursuant to Section 5.4 during the Employment Term, the Company will continue to pay Garnier (a) an amount equal to the remaining amount of unpaid Base Salary that Garnier would have received if his employment had not terminated before the end of the Employment Term plus $6,000 for each month that would have remained in the Employment Term; (b) reimbursement of approved business expenses; and (c) other benefits provided under the Company's benefit plans and as otherwise required by law. The Company will make the payments required by this Section 5.5.5(a) on a monthly basis beginning on the first day of the seventh month after the termination of Garnier's employment. The first monthly payment represents a payment for 6 months and thereafter equal monthly payments will continue until the amount due is paid. The payments will be subject to applicable taxes and required or employee elected deductions.

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          5.6. Resignation As Board Member Or Officer. Immediately upon the termination of Garnier's employment with the Company, Garnier will tender a written notice of Garnier's resignation from any and all offices of the Company and all subsidiaries, affiliates or clients in which Garnier represents the Company in the capacity of an officer or director. Notwithstanding any failure by Garnier to provide the Company with such written notice of resignation within three days after the date of the termination of Garnier's employment with the Company, Garnier authorizes and directs the Board of Directors to accept Garnier's resignation from all said positions effective as of the date of termination of Garnier's employment.

          5.7. Good Faith Discussions. The Parties intend that during the Term, Garnier will have the same rights under the Stock Option Plan as may exist for all executives who are similarly situated to Garnier. The Company and Garnier agree that in the event that changes in the law or other circumstances would frustrate the intent of the parties to provide Garnier with the termination pay and rights under the Company's Stock Option Plan set forth in this Section 5, the Parties agree to engage in good faith discussions to explore options for solutions.

          5.8. Execution Of Release Agreement As Condition To Receiving Payments. Except in the event that Garnier's employment is terminated pursuant to Section 5.2, Garnier agrees to execute a general release of claims in a form agreeable to the Parties as a condition to receiving the benefits and payments provided under Section 5.5.

     6. Property Rights And Obligations Of Garnier.

          6.1. Trade Secrets. For purposes of this Agreement, "trade secrets" will include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of the Company, has been divulged to or learned by Garnier during his service as an employee or consultant to the Company, and has not previously been publicly released by duly authorized representatives of the Company or otherwise lawfully entered the public domain. Trade secrets as used herein is intended to come within the meaning of, but be broader than, Trade Secrets as defined in California Civil Code Section 3426.1(d).

          6.2. Preservation Of Trade Secrets. Garnier will preserve as confidential all trade secrets pertaining to the Company's business that have been obtained or learned by him by reason of his employment or service as a consultant. Garnier will not, without the prior written consent of the Company, either use for his own benefit or purposes or disclose or permit disclosure to any third parties, either during the Term or thereafter (except as required in fulfilling the duties as an employee or consultant), any trade secret connected with the business of the Company. Garnier agrees that he will not disclose to the Company or induce the Company to use any trade secrets belonging to any third party.

          6.3. Property Of The Company. Garnier agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by him or come into his possession by reason of and during the his employment or consulting relationship with the Company are the property of the Company and will not be used by him in any way adverse to the Company's interests. Garnier will not allow any such documents or things, or any copies, reproductions or summaries thereof, to be delivered to or used by any third party without the specific consent of the Company. Garnier agrees to deliver to the Board of Directors of the Company or its designee, upon demand, and in any event upon the termination of Garnier's employment or his consulting relationship, all of such documents and things which are in Garnier's possession or under his control.

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          6.4. Noncompetition And Nonsolicitation By Garnier.

               6.4.1. Noncompetition During Term. Garnier agrees that during the Term, he will not directly or indirectly compete with the Company or any of its affiliates ("Company Group") in the active business of the Company Group in such territories as the Company Group continues in active business. The Parties acknowledge that Garnier has in the past and may continue to be a shareholder and serve as an Officer and Board member for California Domestic Land and Water Company and has been and continues to be associated with the operations and management of the California and Michigan Land and Water Company and that these activities do not violate this Section 6.4.1.

               6.4.2. Nonsolicitation Of Employees. Garnier agrees during the Term and for two years following, he will not recruit, engage in passive hiring efforts, solicit or induce any person or entity who during the period within one year prior to expiration of the Term was an employee or independent contractor of the Company Group, to leave or cease employment or other relationship with the Company Group for hire or engage the services of such person for Garnier in any business substantially similar to or competitive with that in which the Company Group was engaged during the Term.

               6.4.3. Nonsolicitation Of Customers. Garnier acknowledges that in the course of his employment and consulting relationship, he will learn about the Company Group's business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. Garnier acknowledges that the Company Group has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Garnier further acknowledges that the Company Group must keep secret all pertinent information divulged to Garnier about the Company Group business concepts, ideas, programs, plans and processes, so as not to aid the Company Group's competitors. Accordingly, the Company Group is entitled to the following protection, which Garnier agrees is reasonable: Garnier agrees that during the Term and for a period of two years following, he will not, on his own behalf or on behalf of any person or entity other than the Company, knowingly solicit, call upon, or initiate communication or contact any customer or prospective customer of the Company Group with the intent of soliciting business or diverting business from the Company Group.

          6.5. Effect Of Violation Of Provisions Of Section 6. The Parties agree that to the extent permitted by law, in the event that Garnier breaches his obligations under Section 6, effective upon determination of a breach, after notice to Garnier, and where appropriate a reasonable opportunity to cure of not more than 30 days, the Company's obligations will to make post termination payments will terminate except for payments required in Section 5.5.4.

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          6.6. Survival Provisions And Certain Remedies. Unless otherwise agreed to in writing between the Parties hereto, the provisions of this Section 6 will survive the termination of this Agreement. In the event Garnier breaches any of the provisions of this Section 6, Garnier agrees that the Company will be entitled to injunctive relief in addition to any other remedy to which the Company may be entitled.

          6.7. Severability. The covenants in this Section 6 will be construed as separate covenants and to the extent any covenant will be judicially unenforceable, it will not affect the enforcement of any other covenant. In the event that any of the provisions of this Section are deemed to exceed the temporal or geographic limitations permitted by law, then such provisions will be and are hereby reformed to the maximum temporal or geographic limitations permitted by law.

     7. General Provisions.

          7.1. Notices. Any notices or other communications required or permitted to be given under this Agreement must be in writing and addressed to the Company or Garnier at the addresses below, or at such other address as either Party may from time to time designate in writing. Any notice or communication that is addressed as provided in this Section 7 will be deemed given (a) upon delivery, if delivered personally or via certified mail, postage prepaid, return receipt requested; or (b) on the first business day of the receiving Party after the timely delivery to the courier, if delivered by overnight courier. Other methods of delivery will be acceptable only upon proof of receipt by the Party to whom notice is delivered.

If to Company:     Southwest Water Company
                   Attn: Vice President of Human Resources
                   624 South Grand Avenue
                   Suite 2900
                   Los Angeles, CA  90017
                   Facsimile No.:  (213) 929-1890

If to Garnier:     Anton C. Garnier
                   137 South San Rafael Avenue
                   Pasadena, CA 91105
                   Facsimile No.: (626) 796-7042

          7.2. Choice Of Law And Forum. This Agreement will be governed by and construed in accordance with the laws of the State of California and both Parties consent to the personal jurisdiction of the courts of the State of California.

          7.3. Arbitration. Subject to the exceptions described in this Agreement, any controversy, dispute or claim arising out of or relating to this Agreement or any breach of it (each a "Claim" and collectively "Claims"), will be settled by binding arbitration in Los Angeles, California in accordance with the Employment Dispute Resolution Procedures of any recognized arbitration organization selected by the parties to resolve any Claim.

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               7.3.1. The Claims covered by this agreement include, without limitation, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), harassment (including, but not limited to race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance. This provision shall not apply, however, to claims for workers' compensation or unemployment insurance benefits or claims; nor shall it restrict the Garnier's right to submit claims to the Equal Employment Opportunity Commission or the Department of Fair Employment and Housing, as appropriate. The Parties may elect to arbitrate or bring a civil action to obtain any injunctive or other provisional relief (including for breaches or threatened breaches of Section 6 or any of the restrictive covenants, confidentiality and non-disclosure agreements).

               7.3.2. The Parties may select an arbitrator from any recognized arbitration associations satisfactory to both Parties. If the Parties cannot agree on an arbitrator within 30 days of the demand for arbitration, the moving Party will request from either of American Arbitration Association, JAMS or ADR a list of five (5) names drawn from its panel of employment arbitrators. The Parties will select from that list by striking arbitrators pursuant to the strike procedures of that organization.

               7.3.3. The demand for arbitration must be in writing and made within the applicable statue of limitations period. The parties will be entitled to conduct reasonable discovery, including conducting depositions and requesting documents. The arbitrator will have the authority to resolve discovery disputes including determining what constitutes reasonable discovery. The arbitrator will have all powers conferred by law, and will prepare and provide to the Parties a written decision and award which includes factual findings and the conclusions upon which such an award is based. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction

               7.3.4. If required by law, the fees for the arbitrator and the arbitration forum shall be paid by the Company and Garnier will not be required to bear any type of expense that the Garnier would not be required to bear if Claims were litigated in court. The Parties will each bear their own attorneys' fees and costs incurred in connection with the arbitration, except for any attorneys' fees or costs which are awarded by the Arbitrator pursuant this Agreement or statute which provides for recovery of such fees and costs.

               7.3.5. The Company and Garnier each understand and agree that by using arbitration to resolve any claims between the Parties, the Company and Garnier are giving up any right that they may have to a judge or jury trial with regard to the Claims. Both Parties acknowledge that they are entering into this Agreement voluntarily and have independently negotiated and agreed upon this arbitration provision.

          7.4. Entire Agreement. This Agreement supersedes any and all other agreements (including Garnier's Severance Compensation Agreement dated August 5,
1998), whether oral or in writing, between the Parties hereto with respect to Garnier's employment by the Company and contains all covenants and agreements between the Parties relating to such employment in any manner whatsoever. The Parties may however enter into a Consulting Agreement which may by its terms supersede the terms of this Agreement relating to a consulting relationship between the Parties. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any Party, or anyone acting on behalf of any Party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.

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          7.5. Modification And Waiver. Any modification of this Agreement will be effective only if it is in writing signed by the Party to be charged. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

          7.6. Assignment. Because of the personal nature of the services to be rendered hereunder, this Agreement may not be assigned in whole or in part by Garnier without the prior written consent of the Company. Subject to the foregoing limitation, this Agreement will be binding on, and will inure to the benefit of, the Parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. The Company agrees to require any successor to assume and perform this Agreement.

          7.7. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement will be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances will not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

          7.8. Representation By Counsel; Interpretation. The Company and Garnier acknowledge that each Party to this agreement has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. In addition, the term "including" and its variations are always used in the non-restrictive sense (as if followed by a phrase such as "but not limited to"). The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the Parties.

          7.9. Corporate Authority. The Company represents and warrants as of the Effective Date that the Company's execution and delivery of this Agreement to Garnier and the carrying out of the provisions of the Agreement have been duly authorized by the Company's Board of Directors and authorized by the Company's shareholders as appropriate.

          7.10. Attorneys' Fees. In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful Party will pay the successful Party all costs, expenses, and reasonable attorneys' fees.

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          7.11. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of, which will be deemed an original, but all of which together will constitute one and the same instrument. Fax signatures will be valid and binding.

          7.12. Headings And Captions. Headings and captions are included for purposes of convenience only and are not a part hereof.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the day and year first written above at Los Angeles, California.

                                    SOUTHWEST WATER COMPANY



                                    By:
                                       ---------------------------------------
                                    Its:




                                    ------------------------------------------
                                    ANTON C. GARNIER


Reviewed and Approved As To Form By:

ANGLIN, FLEWELLING, RASMUSSEN,
CAMPBELL & TRYTTEN LLP


--------------------------------            DATE: _________ __, 2006
By: Steven Trytten
Attorneys for Anton C. Garnier


JENKENS & GILCHRIST, LLP


                                            DATE: _________ __, 2006
-------------------------------
By: Margaret Rosenthal
Attorneys for Southwest Water Company

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